EXHIBIT 99.1

Allied Capital Announces the Sale of The Hillman Companies, Inc.
to Code Hennessy & Simmons LLC

Washington, DC, February 17, 2004 – Allied Capital Corporation (NYSE:ALD) and The Hillman Companies, Inc. (“Hillman”) (AMEX: HLM.PR) today announced that a definitive agreement has been signed to sell Hillman to an affiliate of Code Hennessy & Simmons LLC (CHS), a Chicago-based private equity firm.

The definitive agreement places a total transaction value of approximately $510 million for the sale of the company, including repayment of outstanding debt and adding the value of the company’s outstanding trust preferred shares. Allied Capital expects to be repaid its $44.0 million in outstanding mezzanine debt, but also expects to provide up to $47.5 million in new mezzanine financing to Hillman in conjunction with the transaction. Net cash proceeds to Allied Capital from the transaction are estimated to be $192 million, subject to working capital and other adjustments.

“The agreement to sell Hillman to Code Hennessy & Simmons LLC is a significant and positive event for our shareholders,” said Bill Walton, Chairman and CEO of Allied Capital. “In addition to a substantial capital gain, the largest in our history, we have the opportunity to continue our investment in Hillman as their mezzanine lender. Hillman’s management has done a terrific job in growing and developing the company and we look forward to working with them and Code Hennessy & Simmons in the future.”

“Hillman represents an excellent investment opportunity for CHS and leverages our experience with distribution businesses, “ said Peter Gotsch, a partner at Code Hennessy & Simmons LLC. “The Company is an industry leader with a strong track record of profitable growth. We look forward to working with management and the entire Hillman team to build upon the company’s successes.”

At September 30, 2003, Allied Capital had estimated the enterprise value of Hillman to be approximately $430.5 million, which resulted in unrealized appreciation of $91.9 million on Allied Capital’s investment. Based upon the agreed upon transaction value of $510 million, Allied Capital expects to realize a gain on this investment of approximately $145 million, subject to working capital and other adjustments.

The sale transaction is subject to certain closing conditions and is anticipated to close by the end of the first quarter. Merrill Lynch & Co. was the advisor on the transaction.

Hillman’s publicly traded trust preferred securities will remain outstanding, will not be converted or exchanged, and will continue to trade on the AMEX. Management of Hillman will continue as owners in the company.

About Allied Capital
Allied Capital is the nation’s largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

About Code Hennessy & Simmons LLC
Founded in 1988, CHS is a private equity firm that manages approximately $1.5 billion in capital in four funds. CHS focuses on building shareholder value in middle-market manufacturing, distribution and service companies through strong relationships with management teams and sound investment strategies.

About The Hillman Companies, Inc.
Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman’s primary operations are located in Cincinnati, OH.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

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